Exhibit (a)(9)
Press Release
FOR IMMEDIATE RELEASE
Optimal Provides Update on Tender Offer, Strategic Review Process
MONTREAL, May 7, 2010 — Optimal Group Inc. (NASDAQ:OPMR) today provided the following update on the tender offer by 7293411 Canada Inc. to purchase all of the outstanding Class “A” shares of the Company at a price of US$2.40 per share in cash, the strategic review process initiated by the Special Committee of the Board of Directors of the Company established to consider the Offer and the Company’s current financial position following the end of its 2009 fiscal year.
Tender Offer
The initial tender offer by 7293411 Canada Inc. to purchase all of the issued and outstanding Class “A” shares of the Company not already held by it and its joint actors for US$2.40 per share in cash was to expire at 5:00 p.m. on May 6, 2010. The Offeror announced that it has extended its offer to 5:00 p.m. (Montréal time) on May 21, 2010, unless further extended or withdrawn. The Offeror will be mailing a formal notice of change and variation and amended and restated offer to Optimal shareholders. In addition to the extension, the notice of change and variation and amended and restated offer addresses comments received by the Offeror from the U.S. Securities and Exchange Commission (SEC) on its tender offer. The Company has also amended its Transaction Statement on Schedule 13E-3 and Solicitation/ Recommendation Statement on Schedule 14D-9 in response to SEC comments, including additional information about the background to the offer. The Offeror’s notice of change and variation and amended and restated offer, as well as the Company’s amended Transaction Statement on Schedule 13E-3 and Solicitation/ Recommendation Statement on Schedule 14D-9 will also be available on the SEDAR website at www.sedar.com and on the EDGAR website at www.sec.gov.
Update on the Strategic Alternative Review Process
As previously disclosed, under the support agreement with the Offeror, the Board of Directors of the Company retained the ability to solicit and respond to proposals that may deliver greater value to Company shareholders than the US$2.40 per share offer by the Offeror. Genuity Capital Markets, acting as financial advisor to the Company and the Special Committee, initiated a broad review process by contacting 23 strategic buyers (11 for the toy assets and 12 for the payment processing assets) and 26 financial buyers (16 Canadian and 10 international institutions). Optimal entered into 4 confidentiality and standstill agreements with strategic buyers. Upon execution of the agreements, the interested parties were sent an extensive electronic information package and invited to submit written expressions of interest for the acquisition of Optimal or any of its assets. To date, none of the parties have submitted or expressed an intention to submit an expression of interest nor have they asked for additional time to evaluate the material.
As disclosed in the Company’s Annual Report for the year ended December 31, 2009 on Form 10-K, the Company’s ability to continue as a going concern depends on its success in obtaining adequate sources of financing. To date, the Company has not been successful in its efforts.
Continued Support for the Offer
The Board of Directors hereby reaffirms its support of the Offer and continues to be of the view that the Offer is fair from a financial point of view to shareholders of the Company (other than the Offeror and its joint actors) and recommends that shareholders of Optimal accept the Offer.
Leon Garfinkle
Senior Vice-President and General Counsel
Optimal Group Inc.
(514) 738-8885
leon@optimalgrp.com
This press release does not constitute an offer to buy or solicitation of an offer to sell any securities. The Company has filed an amended Solicitation/Recommendation Statement on Schedule 14D-9 and an amended Transaction Statement on Schedule 13E-3 with the SEC and with Canadian securities regulators. Shareholders are strongly encouraged to read these and other documents filed with the SEC or Canadian securities regulators in their entirety when they become available, as they will contain certain important information. Shareholders will be able to obtain the Solicitation/Recommendation Statement on Schedule 14D-9, the directors’ circular, the Transaction Statement on Schedule 13E-3 and any amendments or supplements thereto, and other documents filed by the Company, with the SEC and Canadian securities regulators related to the tender offer for no charge at the SEC’s website at www.sec.gov or at www.sedar.com.
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